Exhibit 10.2E

AMENDMENT NUMBER ONE

TO

2016 SPLIT-DOLLAR AGREEMENT

This Amendment Number One to the 2016 Split-Dollar Agreement (this “Amendment”) is entered into as of the 13th day of December, 2018, by and between Michael D. Goodson, Jr., an individual (“Insured”) and National Bank of Commerce, a national banking association located in Birmingham, Alabama (the “Bank”).

RECITALS

A.     Pursuant to that certain Agreement and Plan of Merger dated as of November 23, 2018 (the “Merger Agreement”) by and between CenterState Bank Corporation, a Florida corporation (“CenterState”) and National Commerce Corporation, a Delaware corporation (the “Corporation”), the Corporation will merge with and into CenterState, and thereafter the Bank will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState.

B.     The Insured and the Bank previously entered into that certain 2016 Split-Dollar Agreement (the “Agreement”), effective as of January 1, 2016.

C.     Section 15(l) of the Agreement provides that, subject to the Bank’s ability to terminate the Agreement in accordance with Section 8, no amendment or additions to the Agreement shall be binding unless in writing and signed by the Bank and the Insured.

D.     The Bank desires to amend the Agreement in order to provide that the Agreement will terminate in the event of the Insured’s voluntary resignation, other than a voluntary resignation for Good Reason (as defined herein).

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agree as follows:

1.     Sections 8(b) and 8(c) of the Agreement shall be deleted with the following substituted in lieu thereof:

“(b)     This Agreement shall terminate immediately upon the first to occur of the following:

(i)	the distribution of the death benefit proceeds in accordance with Section 6 above;

(ii)

the termination of the Insured’s employment prior to age 65 for any reason other than death, a voluntary resignation for Good Reason, an involuntary termination of the Insured’s employment by the Bank without Cause, or due to the insured becoming Substantially Disabled;

(iii)

the surrender or termination of the Policy by the Bank; provided, however, the Bank shall not surrender or otherwise terminate the Policy unless such surrender or termination is required by law or pursuant to any applicable bank regulatory order; or

(iv)	the Insured attaining age 80.

The Insured acknowledges and agrees that the termination of this Agreement pursuant to Subsections (b)(ii), (b)(iii) or (b)(iv) above shall terminate any rights of the Insured and the Insured’s beneficiaries to receive any death proceeds of the Policy under this Agreement, and such termination shall not give rise to any liability of any nature against the Bank.

For purposes of this Agreement, ‘Cause’ shall mean any of the following events: (A) incompetence or dishonesty in Insured’ s job performance, gross negligence, deliberate neglect of duties, willful malfeasance or misconduct in performance or failure to substantially perform the duties assigned to the Insured by the Bank; (B) conviction of a felony or of any offense involving moral turpitude, dishonesty, breach of trust, organized crime or racketeering; (C) fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the Insured’ s employment; or (D) the Insured’ s unreasonable and/or abusive use of addictive substances, which in the Bank’ s reasonable judgment, interferes with the Insured’ s ability to perform his duties.

For purposes of this Agreement, the term ‘Good Reason’ shall mean any of the following which occurs, without the Insured’s advance written consent, after the Insured shall have given written notice to the Bank of the existence of one or more of the conditions described below within ninety (90) days after the initial existence of the condition, and after the Bank shall have defaulted in its obligation within 30 days thereafter to remedy the condition:

(X)	A reduction in the Insured’s Base Salary (as defined in the Insured’s employment agreement, dated November 23, 2018) or material reduction in Insured’s incentive compensation opportunity or structure;

(Y)	A material diminution of the Insured’s authority, duties, or responsibilities; or

(Z)

A material change in the principal office location at which the Insured must perform services for the Bank, which, for purposes of this provision, shall be a location outside the 25 mile radius from the Insured’ s existing office location.

For purposes of this Agreement, the term ‘Substantially Disabled’ shall mean the Insured has been determined to be eligible for long-term disability benefits under the long-term disability benefit plan of the Bank covering Insured or for disability benefits under the federal Social Security Acts.

(c)     In the event of a termination of the Insured’s employment by the Bank without Cause, a voluntary resignation by the Insured for Good Reason or termination of employment due to the Insured becoming Substantially Disabled or, in the event of a Change in Control that occurs while the Insured is employed by the Bank or any of its affiliates, other than a Change in Control resulting from the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among National Commerce Corporation, a Delaware corporation, and CenterState Bank Corporation, a Florida corporation, dated as of November 23, 2018, this Agreement shall remain in effect until the earlier of (i) the distribution of the death benefit proceeds in accordance with Section 6 above or (ii) the Insured attaining age 80, unless the Insured consents in writing to an earlier termination of the Agreement.”

2.     This Amendment shall become effective upon the closing of the transactions contemplated by the Merger Agreement. If the closing of the transactions contemplated in the Merger Agreement does not occur or in the event the Merger Agreement is terminated prior to the consummation of the transactions contemplated therein, this Amendment shall be null and void in ab initio and shall have no force and effect.

3.     By signing this Amendment below, the Insured hereby consents to this Amendment and acknowledges and agrees that any voluntary resignation, other than a voluntary resignation for Good Reason following the occurrence of a Change in Control that is the result of the consummation of the transactions contemplated by the Merger Agreement, will result in the immediate termination of the Agreement; provided however, the Agreement shall continue until the earlier of the distribution of the death benefit proceeds or the Insured’s 80th birthday, in the event of a Change in Control (other than a Change in Control resulting from the consummation of the transactions contemplated by the Merger Agreement) that occurs while the Insured is employed by the Bank or any affiliate (unless the Insured consents in writing to an earlier termination of the Agreement).

4.     All other terms and conditions of the Agreement not herein amended shall remain in full force and effect and any capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Amendment as of the day and year first above written.

BANK:

National Bank of Commerce

By	/s/ William E. Matthews, V
William E. Matthews, V

Its	President and CFO

INSURED:

/s/ Michael D. Goodson, Jr.
Michael D. Goodson, Jr.

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